Exhibit 8.1


Principal Subsidiaries of the Registrant


Name                                               Jurisdiction of Incorporation

Ryanair Limited                                             Ireland
Darley Investments Limited*                                 Ireland
Ryanair.com Limited*                                        Ireland



* These subsidiaries are wholly owned by Ryanair Limited, which in turn is wholly owned by Ryanair Holdings plc.